Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
infoGROUP Inc.:
We consent to the incorporation by reference in the registration statements (File No. 333-37865, No. 333-82933, No. 333-77417, No. 333-43391, No. 333-73106, No. 333-73092, No. 333-155576, No. 333-158345, and No. 333-163008) on Form S-8 of infoGROUP Inc. of our reports dated February 26, 2010, with respect to the consolidated balance sheets of infoGROUP Inc. and subsidiaries (the Company) as of December 31, 2009 and 2008, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), cash flows, and the related consolidated financial statement schedule for each of the years in the three-year period ended December 31, 2009, and the effectiveness of internal control over financial reporting as of December 31, 2009, which reports appear in the December 31, 2009 annual report on Form 10-K of the Company.
/s/ KPMG LLP
Omaha, Nebraska
February 26, 2010